Exhibit 3.10

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 02/07/2000
001061916 - 3172427

CERTIFICATE OF FORMATION

OF

EPL PIPELINE, L.L.C.

THIS CERTIFICATE OF FORMATION, dated February 3, 2000, is being executed and filed under Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is EPL Pipeline, L.L.C.

2. Registered Office, Registered Agent. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of EPL Pipeline, L.L.C. this 3rd day of February, 2000

ENERGY PARTNERS, LTD.

By:
Name: RICHARD A. BACHMANN
Title: PRESIDENT